Exhibit 99.1

JAKKS Pacific® Reports First Quarter Results for 2012

Declares Cash Dividend for Q2 2012

MALIBU, Calif.--(BUSINESS WIRE)--April 18, 2012--JAKKS Pacific, Inc. (NASDAQ: JAKK) reported results for the Company’s first quarter ended March 31, 2012.

Net sales for the first quarter of 2012 were $73.4 million, up from $72.3 million reported in the comparable period in 2011. The reported net loss for the first quarter was $16.0 million, or $0.62 per diluted share, which includes $1.4 million, or $0.03 per diluted share, related to financial and legal advisory fees and expenses. This compares to net loss of $10.6 million, or $0.39 per diluted share, reported in the comparable period in 2011, which included $0.3 million, or $0.01 per diluted share, of financial and legal advisory fees and expenses.

“2012 started off favorably for JAKKS Pacific, with net sales and operating results exceeding our guidance ranges for the first quarter,” commented Stephen Berman, President and CEO, JAKKS Pacific. “We are very pleased that the recent launch of the Monsuno™ toy line at retail exceeded our expectations, selling out at many of the major retailers. Our expansion plan for international retail distribution for the Monsuno toy line is on track with over 30 countries slated to offer the toy line this fall. Critical response to Monsuno has been extremely positive so far, and we anticipate continued strong sales due to upcoming promotions, retail ads and circulars, in-store events, end-caps and events planned at most major retailers.”

“In addition to the success of Monsuno, we expect substantial contributions throughout 2012 from across all JAKKS divisions,” added Berman. “We are excited about the launch this fall of our new Winx Club and Disney products, as well our range of superhero figures based on the upcoming feature films The Amazing Spiderman, The Avengers and The Dark Knight Rises. We expect that the toys currently planned for release this year will appeal to a broad age group, with products ranging from a robust electronics lineup to our iconic Original Big Wheel ride-on. We anticipate a strong positive response this year from consumers and industry experts alike, and look forward to generating growth and value through these strategic projects.”

The Monsuno animated series premiered on Nicktoons on February 23, 2012, at 5:30 p.m. PT/8:30 p.m. ET. New episodes premiered every Thursday with encore airings throughout the week bringing the total number to 7 airings per week. Monsuno is continuing to find an audience and has grown since its debut. The new episode on March 22 was the highest rated premiere to date with kids, tweens, boys and total viewers, ranking as the #6 show on all TV during its time period with Boys 6-11. During its first five weeks on Nicktoons, Monsuno has reached 3.6 million total viewers for new and repeat episodes.

As of March 31, 2012, the Company’s working capital was $354.7 million, including cash and equivalents and marketable securities of $254.8 million, compared to working capital of $370.7 million including cash and equivalents and marketable securities of $274.7 million as of March 31, 2011.

2012 Guidance & Dividend

For 2012, the Company continues to expect an increase in net sales of 6.2% to 7.4% to approximately $720 million to $728 million, with diluted earnings per share in the range of approximately $1.01 to $1.07, excluding any financial and legal advisory fees.

The JAKKS Board of Directors has declared a regular quarterly cash dividend of $0.10 per common share. The dividend is payable on July 2, 2012 to shareholders of record at the close of business on June 15, 2012.

Conference Call

JAKKS Pacific will webcast its first quarter earnings conference call today, April 18, 2012, at 9:00 a.m. ET (6:00 a.m. PT). To listen to the live webcast, go to www.jakks.com/investors, and click on the earnings webcast link under Events and Presentations at least 10 minutes prior to register, download and install any necessary audio software. A telephonic playback will be available from 11:00 a.m. ET on April 18 through May 18, 2012. The playback can be accessed by calling 888-286-8010, or 617-801-6888 for international callers, pass code 33551047.

About JAKKS Pacific, Inc.

JAKKS Pacific, Inc. (NASDAQ: JAKK) is a leading designer and marketer of toys and consumer products with a wide range of products that feature popular brands and children's toy licenses. JAKKS’ diverse portfolio includes Action Figures, Electronics, Dolls, Dress-Up, Role Play, Halloween Costumes, Kids Furniture, Vehicles, Plush, Art Activity Kits, Seasonal Products, Infant/Pre-School, Construction Toys, Ride-On Vehicles, Wagons, Inflatable Environments and Tents, and Pet Toys sold under various proprietary brands including JAKKS Pacific®, Creative Designs International™, Road Champs®, Funnoodle®, JAKKS Pets™, Plug It In & Play TV Games™, Kids Only!™, Tollytots®, Disguise®, Moose Mountain® and Monsuno™. JAKKS is an award-winning licensee of several hundred nationally and internationally known trademarks including Nickelodeon®, Warner Bros.®, Ultimate Fighting Championship®, Hello Kitty®, Graco®, Cabbage Patch Kids® and Pokémon®. www.jakks.com

This press release may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses. Continued payment of the quarterly cash dividend will depend on many factors, including, but not limited to, JAKKS' earnings, financial condition, business development needs, and is at the discretion of the Board of Directors. The forward-looking statements contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

© 2012 JAKKS Pacific, Inc. All rights reserved.

JAKKS Pacific, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,
	2012	2011
	(In thousands)

ASSETS

Current assets:
Cash and cash equivalents	$254,555	$257,258
Marketable securities	214	214
Accounts receivable, net	58,403	103,637
Inventory, net	44,998	47,019
Income taxes receivable	24,008	24,166
Deferred income taxes	34,723	34,505
Prepaid expenses and other current assets	34,404	30,686
Total current assets	451,305	497,485

Property and equipment	84,349	81,399
Less accumulated depreciation and amortization	66,804	65,213
Property and equipment, net	17,545	16,186

Goodwill	24,725	24,015
Trademarks & other assets, net	27,069	27,731
Deferred income taxes	47,101	47,081
Investment in joint venture	3,400	2,736
Total assets	$571,145	$615,234

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$59,278	$77,210
Reserve for sales returns and allowances	29,547	43,440
Income taxes payable	7,767	2,183
Total current liabilities	96,592	122,833

Long term debt	92,870	92,188
Other liabilities	1,858	1,630
Income taxes payable	4,550	4,992
Total liabilities	195,870	221,643

Stockholders' equity:
Common stock, $.001 par value	25	26
Additional paid-in capital	274,856	274,532
Treasury Stock	-	-
Retained earnings	104,587	123,174
Accumulated other comprehensive loss	(4,193)	(4,141)
	375,275	393,591
Total liabilities and stockholders' equity	$571,145	$615,234

Working Capital	$354,713	$374,652

JAKKS Pacific, Inc. and Subsidiaries
First Quarter Earnings Announcement, 2012
Condensed Statements of Operations (Unaudited)

	Three Months Ended March 31,

	2012	2011
	(In thousands, expect per share data)

Net sales	$73,405	$72,323
Less cost of sales
Cost of goods	40,245	39,819
Royalty expense	8,345	6,866
Amortization of tools and molds	1,249	1,367
Cost of sales	49,839	48,052
Gross profit	23,566	24,271
Direct selling expenses	9,490	8,165
Selling, general and administrative expenses	32,430	29,246
Depreciation and amortization	1,056	1,650
Loss from operations	(19,410)	(14,790)
Other income (expense):
Equity in net income of joint venture	54	9
Interest income	199	105
Interest expense, net of benefit	(2,035)	(2,040)
Loss before provision for income taxes	(21,192)	(16,716)
Provision for income taxes	(5,192)	(6,141)
Net loss	$(16,000)	$(10,575)
Loss per share	$(0.62)	$(0.39)
Shares used in loss per share	25,831	27,217

CONTACT:
JAKKS Pacific, Inc.
Joel Bennett, 310-455-6210
or
Anne-Marie Feliciano, 310-455-6235